UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Media Statement

The interests of the Board of Directors and management team of Buffalo Wild Wings are closely aligned with those of the Company’s shareholders. The Board and management team collectively own significant equity interests in the Company. Virtually all trading of the Company’s common stock owned by management, who receive approximately half of their compensation in performance-based stock awards, is executed under preexisting plans that are commonly adopted for personal financial planning purposes. We note that in the last five years ended yesterday, the stock has appreciated by more than 80% and is up more than 470% in the last ten years. We believe the stock performance is compelling evidence of the effectiveness of the Board and management, and their focus on the creation of long-term shareholder value.

Important Information
Buffalo Wild Wings, Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from Buffalo Wild Wings shareholders in connection with its 2017 annual meeting of shareholders. Information regarding the names of the company’s directors and executive officers and their respective interests in the company, by security holdings or otherwise, is set forth in the annual report on Form 10-K for the fiscal year ended December 25, 2016, filed with the SEC on February 17, 2017. To the extent the company’s director and executive officers or their holdings of the company’s securities have changed from the amounts disclosed in the proxy statement for the company’s 2016 annual meeting of shareholders, to the company’s knowledge, such changes have been reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 filed with the SEC.
Buffalo Wild Wings will file a proxy statement in connection with its 2017 annual meeting. The proxy statement, any other relevant documents, and other materials filed with the SEC concerning Buffalo Wild Wings are (or will be, when filed) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the proxy statement and any other relevant documents that Buffalo Wild Wings files with the SEC when they become available before making any voting decision because they contain important information.